EXHIBIT 10.8

RIVERCHASE BUSINESS PARK

Warehouse Lease

     THIS LEASE, (“Lease”), made and entered into as of this 12th day of July, 2000, by and between Landlord and Tenant as specified in Items 1 and 2 of the Definitions appearing in Section 1.1 hereof.

     Landlord hereby demises and rents unto Tenant, and Tenant hereby leases from Landlord, certain Premises now existing in Landlord’s Warehouse Center (“Center”), as described in Item 3 of the Definitions appearing in Section 1.1 hereof, and upon the terms, covenants and conditions contained herein.

ARTICLE 1
EXHIBITS, PREMISES, USE OF PREMISES AND TERM

Section 1.0  Covenants of Landlord’s Authority

Landlord represents and covenants that; (a) prior to commencement of the Lease term, it will have either good title to or a valid leasehold interest in the land and building of which the Premises form a part; and (b) upon performing all of its obligations hereunder, Tenant shall peacefully and quietly have, hold and enjoy the Premises for the term of this Lease.

Section 1.1 Definitions

The following items shall be defined or be referred to as indicated below for the purposes of this Lease and the Exhibits attached hereto:

Item 1 - Landlord:	RBP, LLC an Alabama Limited Liability Company Post Office Box 187 Birmingham, Alabama 35201-0187

Item 2 - Tenant:	BioCryst Pharmaceuticals, Inc. 2190-B Parkway Lake Drive Hoover, Alabama 35244

Item 3 - Center:	Riverchase Business Park

Premises (Section 1.3): Suite #'s 2190 A, B, H, 2192 A, C, K having a gross leaseable area of approximately 50,150 square feet

Item 4 - Use of Premises (Section 1.4): Research and development of pharmaceuticals and any other related purpose approved by Landlord.

Item 5 - Tenant’s Trade Name: BioCryst Pharmaceuticals, Inc.

Item 6 - Lease Term (Section 1.5) 10 years and -0- months

Item 7 - Lease Commencement Date (Section 1.5): July 1, 2000 Lease Expiration Date (Section 1.5): June 30, 2010

Item 8 - Rent Commencement Date (Section 1.6): July 1, 2000

Item 9 - Total Fixed Minimum Rent (See Addendum to Lease Exhibit D)

Item 10 - Fixed Minimum Rent Increase(s) – (See Addendum to Lease Exhibit D) Adjustment Dates: Basic Standard:

Item 11 - Security Deposit (Section 10.1): $21,400.00 (transferred from previous lease dated January 17, 1992).

Item 12 - Tenant’s Participation in Real Estate Taxes (Section 4.2): Base Year - 2000

Item 13 - Common Area Maintenance (Section 1.2) (payable quarterly)

Item 14 - Notices (Section 12.1) Tenant:	BioCryst Pharmaceuticals, Inc. 2190 – B Parkway Lake Drive Hoover, Alabama 35244

Landlord’s Agent:	Engel Realty Company, Inc. P. O. Box 187 Birmingham, Alabama 35201-0187

Landlord:	RBP, LLC, an Alabama Limited Liability Company 951 Eighteenth Street South Birmingham, Alabama 35205

NOTE: Please send all rent payments to the Landlord’s Agent’s address.

Item 15 - Additional Terms: None

Section 1.2 Common Area Maintenance - Definitions

     A. COMMON AREAS

     Landlord shall make available within the Center such Common Areas, including but not limited to parking areas, driveways, truckways, delivery passages, loading docks, pedestrian sidewalks and ramps, access and egress roads, open and enclosed courts and malls, landscaped and planted areas, public restrooms and other facilities, as Landlord in its sole discretion shall deem appropriate.

     Landlord shall operate, manage, equip, light, repair and maintain said Common Areas for their intended purposes in such manner as Landlord, in its reasonable discretion, shall determine, and Landlord reserves the right from time to time to make reasonable changes to the Common Areas, provided such changes do not either (i) reduce the number of parking spaces available for Tenant’s use, or (ii) materially adversely affect access to Tenant’s loading docks, and Landlord shall not be subject to liability therefor nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall any such action be deemed an actual or constructive eviction of Tenant.

     B. USE OF COMMON AREAS

     During the term of this Lease only, Tenant and its permitted concessionaires, officers, employees, agents, customers and invitees shall hav the non-exclusive right, in common with Landlord and all others to whom Landlord has or may hereafter grant rights, to use the Common Areas as designated from time to time by Landlord, subject to such reasonable rules and regulations as Landlord may from time to time impose in a uniform and non-discriminatory basis, including, the designation of specific areas in which vehicles owned by Tenant, its concessionaires, officers, employees and agents must be parked, provided such designated parking areas are located in reasonably proximity to the Premises. If Landlord shall designate such parking areas, and if any vehicle of Tenant or permitted concessionaire, officer, employee or agent of Tenant is parked in any other portion of the Center, Tenant shall pay to Landlord upon demand the sum of Ten Dollars ($10.00) for each such vehicle for each day, or part thereof, such vehicle is so parked, and Tenant hereby authorizes Landlord to tow or cause any such vehicle to be towed from the Center, and agrees to reimburse Landlord for the cost thereof upon demand, and to otherwise indemnify and hold Landlord harmless with respect thereto. Tenant agrees after notice thereof to abide by such rules and regulations and to use its best efforts to cause Tenant’s permitted concessionaires, officers, employees, agents, customers and invitees to conform thereto. Tenant shall, upon request, furnish to Landlord the license numbers of the vehicles operated by Tenant and its concessionaires, officers, employees and agents. Landlord may at any time close temporarily any Common Area to make repairs or changes, to prevent the acquisition of public rights in such areas and to discourage non-customer parking, and Landlord shall not be subject to liability therefor nor shall any action be deemed an actual or constructive eviction of Tenant. Landlord may do such other acts in and to the Common areas as in its judgment may be desirable to improve the convenience thereof. Tenant shall not at any time interfere with the rights of Landlord and other Tenants, its and their concessionaires, officers, employees, agents, customers, and invitees, to use any part of the parking areas and other Common Areas. Neither Tenant nor Tenant’s employees, concessionaires, officers or agents may solicit business in the parking lot or other Common Areas or distribute any handbills or other advertising matter in such areas or place any handbills or advertising matter in or on any vehicles parked therein without Landlord’s prior written consent.

     Landlord reserves the right to grant to third persons the non-exclusive right to cross over and use in common with Landlord and all tenants of the Center the Common Areas as designed from time to time by Landlord.

     C. CHARGE FOR COMMON AREAS

Tenant’s pro rata share of the Common Areas costs shall be the portion of such costs which the floor area of the Premises bears to the gross leaseable area in the Center. Tenant shall pay to Landlord, in the manner provided below, Tenant’s pro rata share of the Common Area maintenance costs as such terms are defined as follows: All costs and expenses paid or incurred by Landlord, its agents or any contractor employed by Landlord directly related to the day-to-day operation, maintenance, managing, equipping, insuring, repairing and replacing the Common Areas. Such costs and expenses shall include but not be limited: Maintaining lighting fixtures, including costs of light bulbs and electric current (provided, however, that if a Tenant requires that the Center remain illuminated after 11 p.m., Tenant shall be responsible for the cost allocable to said requirement), repairing, replacing and maintaining all fire sprinkler systems and other similar fire prevention equipment and systems serving the Center, salaries and related costs of all on-site personnel, repairs and maintenance, costs and expenses of planting, maintaining, replanting and replacing flowers and other landscaping, sound systems, removal of trash, rubbish, garbage and other refuse, cleaning, supplies, uniforms and dry cleaning thereof, premiums for liability, fire, hazard, sign and other property related insurance, costs of operating, maintaining and repairing truck serviceways, tunnels, loading docks, retaining walls, pedestrian malls (open or enclosed, courts, plazas, stairs, ramps, sidewalks, washrooms and other elements of the Common Areas, illumination and maintenance of signs equipment depreciation, comfort and first-aid stations, parcel pick-up stations, service contracts with independent contractors, capital expenditures required under any governmental law, rule or regulation that was not applicable to the building at the time it was originally constructed, and administrative and overhead costs equal to fifteen percent (15%) of the total costs of operating and maintaining the Common Areas. With respect to any capital improvements, the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Center which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Center; or (b) required to comply with any laws that are enacted, or first interpreted to apply to the Center after the date of this Lease; or (c) replacement of light standards, fixtures and equipment; or (d) repair or repaving of any parking areas shall be amortized by Landlord over the lesser of the Payback Period (defined below) or 5 years. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period“means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.

Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Center; fines, interest and penalties incurred due to the late payment of taxes or expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Center under their respective leases. If the Center is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total rentable square footage of the Center at any time during a calendar year, expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the rentable square footage of the Center during that calendar year.

     D. COMMON AREA MAINTENANCE COSTS

     Tenant, for each Lease Year or Partial Lease Year, during the term of this Lease or any renewal thereof, shall pay to Landlord its proportionate share, as hereinafter defined, of the annual Common Area Maintenance assessed or levied against the land and buildings of the Center. Tenant’s proportionate share for said Common Area Maintenance for each Lease Year or Partial Lease Year of the term of this Lease or any renewal thereof shall be determined by dividing the total number of square feet in the Premises by the total number of square feet of all leaseable building space within the Building. Any payments due by Tenant hereunder shall be made during each Lease Year or Partial Lease Year of the term of this Lease or any renewal thereof within Thirty (30) days after Tenant’s receipt of Landlord’s written certification of the amount due. Tenant’s share shall be prorated in the event Tenant is required to make such payment for a Partial Lease Year.

     If the Lease expires during a Partial Lease Year, Landlord shall bill Tenant, not more than sixty (60) days prior to the expiration date of the Lease, for its estimated pro rata share of Common Area Maintenance for the Partial Lease Year. Tenant shall remit full payment to Landlord within fifteen (15) days after receipt of such bill. If Tenant fails to remit such full payment to Landlord, Landlord, in its sole discretion, may deduct the amount due from Tenant’s Security Deposit and be entitled to all other rights and remedies hereunder for Tenant’s default.

Section 1.3 Premises Leased by Tenant

     a. The premises leased by Tenant are located at the Center set forth in Item 3 of the Definitions, which Premises are particularly described in Item 3 of the Definitions.

The boundaries and location of the Premises are cross-hatched on the Site plan diagram of the Center (Exhibit “B”), which sets forth the general layout of the Center, but shall not be deemed to be a warranty, representation, or agreement upon the part of the Landlord that said Center will be exactly as indicated on said diagram.

     The Premises includes, for the purpose of this Lease, the Premises within Landlord’s Center leased to Tenant herein and shall extend to the exterior faces of all walls or to the building line where there is no wall, or to the center line of those walls separating the Premises from other Premises in the Center, together with the appurtenances specifically granted in this Lease, but reserving and excepting to Landlord the use of the exterior walls and the roof and the right to install, maintain, use, repair and replace pipes, ducts, conduits, and wires leading through the Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of the Center.

Section 1.4 Use of Premises

     The Premises shall be used and occupied only for the purpose as specified in Item 4 of the Definitions and for no other purpose or purposes without Landlord’s prior written consent. Tenant shall, at its own risk and expense, obtain all governmental licenses and permits necessary for such use.

Section 1.5 Lease Term

     The term of this Lease shall be for the period specified in Item 6 of the Definitions commencing and expiring as provided in Item 7 of the Definitions, unless sooner terminated or extended as hereinafter provided.

Section 1.6 Rent Commencement Date

     Tenant shall commence payment of Rent at the earlier of (a) the date specified in Item 8 of the Definitions, or (b) the date when the Tenant shall occupy the Premises, which date shall be agreed to by both parties in writing no later than five (5) days after Tenant opens for business. If the Rent Commencement Date falls on a day other than the first day of a calendar month, the Fixed Minimum Rent for such month shall be prorated on a per diem basis, calculated on the basis of thirty (30) day month.

Section 1.7 Lease Year

     For purposes of this Lease, the term Lease Year is defined to mean a calendar year (beginning January 1 and extending through December 31 of any given year). Any portion of a year which is less than a Lease Year, that is, from the Lease Commencement Date through the next December 31, and from the last January 1, falling within the term of the Lease through the last day of the term, shall be defined as a Partial Lease Year.

Section 1.8 Acceptance of Premises

     Tenant acknowledges that it has fully inspected and accepts the Premises in their present condition and “as is”, and that the same are suitable for the use specified in Item 4 of the Definitions.

ARTICLE II
RENT

Section 2.1 Fixed Minimum Rent

     The total Fixed Minimum Rent for the Lease Term as specified in Item 9 of the Definitions shall be payable by Tenant as specified in Item 9 of the Definitions.

     The phrase “Fixed Minimum Rent” shall be the Fixed Minimum Rent above specified, payable monthly in advance on the first day of each month, without prior demand therefor and without any deduction or setoff whatsoever. In addition, Tenant covenants and agrees to pay Landlord all applicable sales or other taxes that may be imposed on the above specified rents or payments hereinafter provided for to be received by Landlord when each such payment is made. If Tenant pays any installment of Fixed Minimum Rent or any other sum by check and such check is returned for insufficient funds or other reasons not the fault of Landlord, then Tenant shall pay to Landlord on demand a processing fee of $25.00 per returned check. Landlord, at its option, may subtract any such processing fee from any Security Deposit held by Landlord, and, in such event, Tenant shall deposit a like amount with Landlord in accordance with the terms of Section 10.1.

Section 2.2 Late Payment Penalty

     Should Tenant fail to pay when due any Installment of Fixed Minimum Rent or any other sum payable to Landlord under the terms of this Lease, then Landlord shall assess a servicing fee of Fifty Dollars ($50.00) per month from and after the Fifth (5th) day following the date on which any sum shall be due and payable, until the required payments are made. Landlord, at its option, may subtract any such amount that is not paid from any Security Deposit held by Landlord and, in such event, Tenant shall deposit a like amount with Landlord in accordance with the terms of Section 10.1 herein. Should Tenant remit a partial payment for any outstanding Fixed Minimum Rent or Additional Rent due, Landlord shall apply said partial payment to the outstanding Fixed Minimum Rent or Additional Rent as Landlord deems necessary in its sole discretion.

Section 2.3 Additional Rent - Definition

     In addition to the foregoing Fixed Minimum Rent and Fixed Minimum Rent Increase, all payments to be made under this Lease by Tenant to Landlord shall be deemed to be and shall become Additional Rent hereunder and, together with Fixed Minimum Rent, shall be included in the term “Rent” whenever such term is used herein. Unless another time shall be herein expressly provided for the payment thereof, any Additional Rent shall be due and payable on demand or together with the next succeeding installment of Fixed Minimum Rent, which ever shall first occur, together with all applicable state taxes, and Landlord, after first giving Tenant not less than ten (10) days prior written notice and opportunity to cure, shall have the right to pay or do any act which requires the expenditure of any sums of money by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event Landlord elects to pay such sums or do such acts requiring the expenditure of monies, all such sums so paid by Landlord, together with interest thereon, shall be deemed to be Additional Rent and payable as such by Tenant to Landlord upon demand.

ARTICLE III
UTILITY SERVICES

Section 3.1 Utilities

     Tenant agrees that it shall not install any equipment which will exceed or overload the capacity of any existing utility facility and that if any equipment installed by Tenant shall require additional utility facilities, the same shall be installed at Tenant’s expense in accordance with plans and specifications to be approved in writing by Landlord. Tenant shall promptly pay for all public utilities rendered or furnished to the Premises from and after the date Tenant assumes possession of the Premises (irrespective of whether Tenant shall have opened for business in the Premises) including but not limited to water, gas, electricity and sewer charges and all taxes thereon. Landlord, at its election, may install re-registering meters and collect any and all charges aforesaid from Tenant as and when bills are rendered by Landlord, making returns to the proper public utility company or governmental unit, provided that Tenant shall not be charged more than the rates it would be charged for the same services if furnished direct to the Premises by such companies or governmental units.

Section 3.2 Furnishing of Utility Service

     Any utility or related service, including a privately owned sewerage disposal system, which Landlord elects to provide or cause to be provided to the Premises, may be furnished by any agent employed by Landlord or by an independent contractor selected by Landlord, and Tenant shall accept the same therefrom to the exclusion of all other suppliers, provided that Tenant shall not be charged a rate in excess of then prevailing competitive rates for the same services if furnished direct to the Premises by public utility companies or governmental units. The charges for such services so furnished shall be Additional Rent due on the first day of the calendar month following rendition of a bill therefor. Landlord may discontinue furnishing such services if the same are not so paid for, upon not less than ten (10) days written notice to Tenant, and no such discontinuation shall be deemed an eviction or render Landlord liable to Tenant for damages or relieve Tenant from performance of its obligations hereunder. Interruption or impairment of any such utility or related service, caused or necessitated by repairs or improvements, or by hazards beyond reasonable control of Landlord, shall not give rise to a right or cause of action by Tenant against Landlord in damages or otherwise. Landlord may cease to furnish any one or more of such services at any time without any responsibility to Tenant except to connect the service facilities with other comparable sources of supply for the services so discontinued.

ARTICLE IV
TAXES

Section 4.1 Tenant’s Taxes

     Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes.

Section 4.2 Tenant’s Participation in Real Estate Taxes

     Landlord will pay in the first instance all real property taxes, including extraordinary and/or special assessments (and all costs and fees incurred in contesting the same), hereinafter collectively referred to as Real Estate Taxes, which may be levied or assessed by the lawful tax authorities against the land, the buildings, and all other improvements in the Center.

     Tenant, for each Lease Year or Partial Lease Year, as defined in Section 1.7, during the term of this Lease or any renewal thereof, shall pay to Landlord its proportionate share, as hereinafter defined, of the amount by which the annual Real Estate Taxes assessed or levied against the land and buildings of the Building exceed the Real Estate Taxes for the Base Year specified in Item 12 of the Definitions. Tenant’s proportionate share for said Real Estate Taxes for each Lease Year or Partial Lease Year of the term of this Lease or any renewal thereof shall be determined by dividing the total number of square feet in the Premises by the total number of square feet of all leaseable building space within the Building. Any payment due by Tenant hereunder shall be made during each Lease Year or Partial Lease Year of the term of this Lease or any renewal thereof within thirty (30) days after Tenant’s receipt of Landlord’s written certification of the amount due. Tenant’s share shall be prorated in the event Tenant is required to make such payment for a Partial Lease Year. In addition, should the taxing authorities include in such Real Estate Taxes the value of any improvements made by Tenant, or include machinery, equipment, fixtures, inventory or other personal property or assets of the Tenant, then Tenant shall also pay 100% of the Personal Property Taxes and Real Estate Taxes for such items.

     If the Lease expires during a Partial Lease Year, Landlord shall bill Tenant not more than sixty (60) days prior to the expiration date of the Lease for its estimated pro rata share of Real Estate Taxes for the Partial Lease Year. Tenant shall remit full payment to Landlord within fifteen (15) days after receipt of such bill. If Tenant fails to remit such full payment to Landlord, Landlord, in its sole discretion, may deduct the amount due from Tenant’s Security Deposit and be entitled to all other rights and remedies hereunder for Tenant’s default.

ARTICLE V
REPAIRS AND MAINTENANCE

Section 5.1 Repairs by Landlord

     Landlord shall, at its expense, keep the foundations and the roof in good order and repair, and shall make structural repairs and replacements necessary to keep in good order and repair the Center and the pipes and ducts running through the Premises and installed by Landlord, but not including Tenant’s service connections therewith. In no event, however, shall Landlord be responsible to Tenant for damages resulting from Landlord’s failure to make repairs to the Center or the Premises unless Landlord shall have received written notice of the request to make the repair and Landlord shall have failed to act within 30 days to remedy the condition described in such notice (except when the requested repair is of an emergency nature and Landlord shall to repair the same within a reasonable period of time). Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, or leaks from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless directly caused by or attributable to Landlord’s negligence or willful act or omission, but in no event shall Landlord be liable for any consequential or speculative damages. All property of Tenant, including merchandise and furnishings, kept or stored on the Premises shall be so kept or stored at the risk of Tenant. If Landlord is required to make repairs by reason of any act, omission or negligence of Tenant, any permitted subtenants, concessionaires or their respective employees, agents, invitees, licensees or contractors, the cost of such repairs shall be borne by Tenant and shall be due and payable within ten (10) days after receipt of Landlord’s notification of the amount due.

Section 5.2 Repairs and Maintenance by Tenant

     Tenant shall make and pay for all repairs to the interior of the Premises and shall replace all things necessary to keep the same in a good state of repair, such as, but not limited to, all fixtures, furnishings, lighting, doors, and store signs of Tenant. At its option, Landlord may supply the air conditioning unit for the Premises and see, at its own cost, that said unit is in good repair prior to Tenant’s occupancy. Tenant shall then maintain, replace and keep in good repair all air conditioning, plumbing, heating and electrical installations for the Premises. Any air conditioning unit supplied by Tenant shall remain in the Premises for the duration of the Lease Term and any renewals thereof, and shall become the property of the Landlord upon installation of such unit. Tenant shall at all times keep the Premises and the immediate areas in front, behind and adjacent to it, exterior entrances, exterior walls, all glass and show windows, moldings and bulkheads, and all partitions, doors, floor surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair, and in a satisfactory condition of cleanliness, including reasonable periodic painting of the interior and, if applicable, the exterior of the Premises, damage by unavoidable casualty and reasonable wear and tear excepted. Tenant shall be fully responsible and liable for the maintenance and lighting of all its exterior signs, and shall periodically repaint metal surfaces that rust or begin to deteriorate from any causes. Any damage to the exterior walls to which a sign may be attached, including but not limited to rust stains and structural cracking of the fascia, caused by Tenant’s use of such sign, shall be repaired by Tenant at its own cost. Tenant shall make such other necessary repairs in and to the Premises not specified in Section 5.1 hereof as the responsibility of Landlord, and shall keep in force a standard maintenance agreement with a company acceptable to Landlord on all air conditioning equipment and provide a copy of said maintenance agreement to Landlord. In addition to the foregoing, Tenant shall, to the extent it is not an obligation of Landlord to maintain as a Common Area expense, repair and maintain fire extinguishers and other fire prevention equipment, including, but not limited to, a fire sprinkling system in the Premises, in accordance with the recommendations or requirements of Landlord’s fire engineer or Landlord’s fire insurance carrier or in accordance with any future recommendations of Landlord’s fire insurance carrier or fire engineer, and in accordance with applicable governmental codes.

     If Tenant refuses or neglects to properly repair and/or maintain the Premises as required herein and to the reasonable satisfaction of Landlord as soon as reasonably possible after not less than thirty (30) days written demand, Landlord may, but shall not be obligated to, make such repairs and/or maintenance, without liability for any loss or damage that may accrue to Tenant’s merchandise, fixtures, or other property or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs plus twenty percent (20%) for overhead, upon presentation of the bill. Such bill shall include interest at the lesser of the highest non-usurious rate permitted by applicable law or fifteen percent (15%) per annum of the cost from the date of completion of repairs until the date payment is received by Landlord.

Section 5.3 Right of Entry

     Landlord or its representatives, after reasonable prior notice to Tenant (except in the case of any emergency, when no notice is required), shall have the right to enter the Premises at reasonable hours of any day during the Lease Term to: a) ascertain if the Premises are in proper repair and condition, and further, Landlord or its representatives shall have the right, without liability, to enter the Premises for the purpose of making repairs, additions or alterations thereto or to the building in which the same are located, including the right to take the required materials therefor into and upon the Premises without the same constituting an eviction of Tenant in whole or in part, but in doing so, Landlord shall use commercially reasonable efforts to make such repairs and modifications in a fashion so as to not interfere with or disturb Tenant’s operations and the Rent shall not abate while such repairs, alterations, replacements or improvements are being made by reason of loss or interruption of Tenant’s business due to the performance of any such work; and b) show the Premises to prospective purchaser, lenders and tenants. If Tenant shall not be personally present to permit an entry into said Premises when for any reason an entry therein shall be permissible, Landlord may enter the same by a master key or by the use of force without rendering Landlord liable therefor and without in any manner affecting Tenant’s obligations under this Lease. During the ninety (90) days prior to the expiration or earlier termination of the Lease Term, Landlord may place a “For Lease” sign on the Premises.

Section 5.4 Sidewalks and Outside Areas

     Nothing shall be thrown or swept out of doors or windows of Tenant’s Premises onto sidewalks, entrances, passages, courts, plazas or any of the Common Areas. Tenant agrees to use reasonable diligence to keep the sidewalks and outside areas immediately in front, behind and adjacent to the Premises broom-clean and otherwise keep said areas free of trash, litter or obstruction of any kind.

Section 5.5 Replacement of Glass

     At the commencement of the term of this Lease, all glass in the Premises shall be in good condition scraped clean of any paint and undamaged. Tenant shall at its own expense replace all glass thereafter broken or damaged ( except for glass broken or damaged by a structural failure of the building ) with glass of the same quality and physical properties.

ARTICLE VI
ALTERATIONS, CHANGES AND IMPROVEMENTS

Section 6.1 Alterations, Changes, and Improvements

     Tenant shall not make or permit any alterations, additions or improvements to the Premises without the prior written consent of the Landlord. Consent for minor alterations, additions or improvements will not be unreasonably withheld or delayed by Landlord. Tenant shall have the right at all times to install Tenant’s shelves, bins, machinery, air conditioning or heating equipment and trade fixtures, hereinafter collectively called “Tenant’s Trade Fixtures,” provided Tenant complies with all applicable governmental laws, ordinances and regulations and all Landlord Rules & Regulations as per attached Exhibit C, further provided that such installations by Tenant shall not overload, damage or deface the Premises. Provided Tenant is not in default of any of the terms, conditions or covenants of this Lease, Tenant shall have the right to remove at the termination of this Lease any of Tenant’s Trade Fixtures installed, including any extra air conditioning and heating equipment installed and paid for by Tenant, if any (as specifically differentiated from any such equipment owned or installed by Landlord, and provided further, that Tenant shall immediately repair at its own expense any damage caused by such removal and leave the Premises in a broom-clean and orderly condition. All such work shall be done at such times and in such manner as shall minimize any inconvenience to other occupants of the Center of which the Premises is a part. All alterations, additions and improvements made by Tenant (other than Installation of Tenant’s Trade Fixtures) shall become the property of Landlord upon the termination of this Lease or Landlord may require Tenant to remove such alterations, additions and improvements and any other property placed in or on the Premises by Tenant and restore the Premises to its original condition. Notwithstanding any provision of this Lease seemingly to the contrary, Tenant shall never, under any circumstances, have the power to subject the interest of Landlord in the Premises to any mechanics’ or materialmen’s liens or liens of any kind, nor shall any provision contained in this Lease ever be construed as empowering the Tenant to encumber or cause the Landlord to encumber the title or interest of Landlord in the Premises.

     Except as described in the Addendum, Tenant hereby expressly acknowledges and agrees that no alterations, additions repairs or improvements to the Premises of any kind are required or contemplated to be performed as a prerequisite to the execution of this Lease and the effectiveness thereof according to its terms or in order to place the Premises in a condition necessary for the use of the Premises for the purposes set forth in this Lease, that the Premises are presently complete and usable for the purpose set forth in this Lease and that this Lease is in no way conditioned on Tenant making or being able to make alterations, additions, repairs or improvements to the Premises, unless otherwise specified under the Special Provisions section of the Definitions, notwithstanding the fact that alterations, repairs, additions or improvements may be made by Tenant, for Tenant’s convenience or for Tenant’s purposes, subject to Landlord’s prior written consent, at Tenant’s sole cost and expense. Landlord’s approval of any plans, specifications or work drawings shall create no responsibility or liability on the part of the Landlord for their completeness, design sufficiency or compliance with all laws, rules and regulations of governmental agencies or authorities. Landlord acknowledges that it has approved the plans for the work Tenant is presently making to the Premises, as contemplated by the addendum.

     Tenant shall have no authority, expressed or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind the interests of Landlord in the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this instrument. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed or materials furnished in connection with any work performed on the Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the premises or under the terms of this lease. Tenant agrees to give Landlord immediate written notice if any lien or encumbrance is placed on the Premises resulting directly or indirectly form any act or omission of Tenant.

ARTICLE VII
INSURANCE AND INDEMNITY

Section 7.1 Tenant’s Insurance

     Tenant shall maintain, at its own cost and expense, with responsible companies approved by Landlord, commercial general liability insurance, insuring Landlord and Tenant, as their interests may appear, against all claims, demands or actions for bodily injury, personal injury or death of any one person in an amount of not less than $1,000,000.00; and for bodily injury, personal injury or death of more than one person in any one accident in an amount of not less than $2,000,000.00; and for damage to property in an amount of not less than $500,000.00. Landlord shall have the right to direct Tenant to increase coverage within reasonable amounts whenever it considers them inadequate. Such liability insurance shall also cover and include all exterior signs maintained by Tenant. The policy of insurance may be in the form of a general coverage or floater policy covering these and other premises, provided that Landlord is specifically insured therein. Tenant shall carry like coverage against loss or damage by boiler or compressor or internal explosion of boilers or compressors, if there is a boiler or compressor in the Premises. Tenant shall maintain insurance covering all glass forming a part of the Premises including plate glass in the Premises and fire insurance against loss or damage by fire or windstorms, with such endorsements for extended coverage, vandalism, malicious mischief and special extended coverage as Landlord may require, covering 100% of the replacement costs of any items of value, including but not limited to signs, stock, inventory, fixtures, improvements, floor coverings and equipment. All of said insurance shall be in form and in responsible companies satisfactory to Landlord, and shall provide that it will not be subject to cancellation, termination or change except after at least thirty (30) days’ prior written notice to Landlord. Any insurance procured by Landlord or Tenant as herein required shall contain an express waiver of any right of subrogation by the insurance company against Landlord. Certificates of insurance, together with satisfactory evidence of the payment of the premiums thereon, shall be deposited with Landlord on the day Tenant begins operations. Thereafter, Tenant shall provide Landlord with evidence of proof of payment upon renewal of any such policy, not less than thirty (30) days’prior to expiration of the term of such coverage. In the event Tenant fails to obtain or maintain the insurance required hereunder, Landlord may obtain same and any costs incurred by Landlord in connection therewith shall be payable by Tenant upon demand. Landlord shall maintain a like amount of commercial general liability insurance covering the Center, including, but not limited to sidewalks and parking lots.

Section 7.2 Extra Hazard Insurance Premiums

     Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Premises any article or permit any activity which may be prohibited by the standard form of fire or public liability insurance policy. Tenant agrees to pay any increase in premiums for fire and extended coverage or public liability insurance which may be carried by Landlord on the Premises or the Center of which they are a part, resulting from the type of merchandise sold or services rendered by Tenant or activities in the Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Premises, a schedule, issued by the organization making the insurance rate on the Premises, showing various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire and public liability insurance rate on the Premises.

     Tenant shall not knowingly use or occupy the Premises or any part thereof, or suffer or permit the same to be used or occupied for any business or purpose deemed extra hazardous on account of fire or otherwise. In the event Tenant’s use and/or occupancy causes any increase of premium for the fire, boiler and/or casualty rates on the Premises or any part thereof above the rate for the normal occupancy legally permitted in the Premises, Tenant shall pay such additional premium on the fire, boiler and/or casualty insurance policy that may be carried by Landlord for its protection. Bills for such additional premiums shall be rendered by Landlord to Tenant and shall be due from and payable by Tenant within fifteen (15) days after received in writing. Failure to pay amounts due hereunder shall be default by Tenant under this Lease. Landlord has received no notice from its insurance carrier of any increase in Landlord’s insurance costs resulting from the nature of Tenant’s occupancy of the Premises.

Section 7.3 Indemnity

     a. Tenant during the term hereof shall indemnify and save harmless Landlord from and against any and all claims and demands whether for injuries to persons or loss of life, or damage of property, occurring within the Premises or the Center and arising out of the use and occupancy of the Premises by Tenant, or occasioned wholly or in part by any act or omission of Tenant, its subtenants, agents, contractors, employees, servants, lessees or concessionaires, excepting, however, such claims and demands, whether for injuries to persons or loss of life, or damage to property, caused by the negligence of Landlord. In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorneys’ fees that may be incurred or paid by Landlord in enforcing the covenants and agreements of this Lease.

     b. Landlord hereby agrees to indemnify Tenant, its officers, employees and directors, from and against: (a) all claims resulting from or alleged to have resulted from any breach, violation or non-performance of any covenant or obligation on the part of Landlord contained in this Lease, and (b) all claims of injury or damage to person or property to the extent that any such damage or injury; (i) may be incident to, arise out of, or be proximately caused, wholly or in part, by an act, omission, negligence or misconduct on the part of Landlord or any of its partners, officers, employees, agents or contractors, (ii) may be the proximate result of the violation by Landlord or any of its partners, officers, employees, agents or contractors, of any governmental laws, rules or regulations, or the rules and regulations included in this Lease (as such rules and regulations may hereafter at any time or from time to time be amended or supplemented), or (iii) may in any other way arise from or out of the construction activities, occupancy or use by Landlord or any of its partners, officers, employees, agents or contractors, of the Premises.

Section 7.4 Definition and Liability of Landlord

     The term Landlord as used in this Lease means only the owner or the mortgagee in possession for the time being of the center in which the Premises are located or the owner of a leasehold interest in the Center and/or the land thereunder so that in the event of sale of the Center or an assignment of this Lease, or a demise of the Center and/or land, Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder arising after such transfer, provided the transferee agrees in writing to assume all obligations of the Landlord hereunder, and it shall be deemed without further agreement between the parties and such purchaser(s), assignee(s) or lessee(s) that the Purchaser, assignee or lessee has assumed and agreed to observe and perform all obligations of Landlord hereunder.

     It is specifically understood and agreed that there shall be no personal liability on Landlord in respect to any of the covenants, conditions or provisions of this Lease; in the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the equity of Landlord in the Center for the satisfaction of Tenant’s remedies.

ARTICLE VIII
DAMAGE, DESTRUCTION AND CONDEMNATION

Section 8.1 Damage or Destruction by Fire or Other Casualty

A.	Tenant shall give prompt notice to Landlord in case of fire or other damage to the Premises or the Center containing the Premises. In the event the Premises are damaged by fire, explosion, flood, tornado or by the elements, or through any casualty, or otherwise, after the commencement of the term of this Lease, the Lease shall continue in full force and effect. If the extent of the damage is less than fifty percent (50%) of the cost of replacement of the Premises, the damage shall promptly be repaired by Landlord at Landlord’s expense, provided that Landlord shall not be obligated to expend for such repair in an amount in excess of the insurance proceeds recovered or recoverable as a result of such damage, and that in no event shall Landlord be required to replace Tenant’s stock in trade, fixtures, furniture, furnishings, floor coverings and equipment. Landlord must complete all such repairs within two hundred seventy (270) days after the date of the casualty, and if Landlord shall fail to do so, Tenant may elect to terminate this Lease at any time thereafter. In the event of any such damage and (a) Landlord is not required to repair as hereinabove provided, or (b) the Premises shall be damaged to the extent of fifty percent (50%) or more of the cost of replacement, or (c) the building of which the Premises are a part is damaged to the extent of twenty-five percent (25%) or more of the cost of replacement, or (d) all buildings (taken in the aggregate) in the Center shall be damaged to the extent of more than twenty-five Percent (25%) of the aggregate cost of replacement, Landlord must elect either to repair or rebuild the Premises or the building or buildings, or to terminate this Lease, such notice of such election must be given to Tenant within ninety (90) days after the occurrence of the event causing the damage.

B.	If the casualty, repairing or rebuilding shall render the Premises untenantable, in whole or in part, a proportionate abatement of the Fixed Minimum all Rent shall be allowed from the date when the damage occurred until the date Landlord completes the repairing or rebuilding, said proportion to be computed on the basis of the relation which the gross square foot area of the space rendered untenantable bears to the floor area of the Premises.

C.	In the event the Premises or the building(s) shall be damaged in whole or in substantial part within the last twenty-four (24) months of the original term, or within the last twenty-four (24) months of the last renewal term, if renewals are provided for herein, Landlord shall have the option, exercisable within ninety (90) days following such damage, of terminating this Lease, effective as of the date of receipt of mailing notice to Tenant thereof. If any such termination occurs during the initial term, any options for renewal shall automatically be of no further force or effect.

D.	No damage or destruction of the Premises or the building(s) shall allow Tenant to surrender possession of the Premises nor affect Tenant’s liability for the payment of Rent or any other covenant contained herein, except as may be specifically provided in this Lease. Notwithstanding any of the provisions herein to the contrary, Landlord shall have no obligation to rebuild the Premises or the building(s) and may at its own option cancel this Lease unless the damage or destruction is a result of a casualty covered by Landlord’s insurance policy.

Section 8.2 Condemnation

(a)	Total: In the event the entire Premises shall be appropriated or taken under the power of eminent domain by any public or quasi-public authority, this Lease shall terminate and expire as of the date of title vesting in such proceeding, and Landlord and Tenant shall thereupon be released from any further liability hereunder.

(b)	Partial: If any part of the Premises shall be taken as aforesaid, and such partial taking shall render that Portion not so taken unsuitable for the business of Tenant, as reasonably determined by Landlord, then this Lease and the term herein shall cease and terminate as aforesaid. If such partial taking is not extensive enough to render the Premises unsuitable for the business of Tenant, then this Lease shall continue in effect, except that the Fixed Minimum Rent shall be reduced in the same proportion that the floor area of the Premises taken bears to the original floor area leased and Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the building in which the Premises are located so as to constitute the portion of the building not take a complete architectural unit, but such work shall not exceed the scope of the work to be done by Landlord in originally constructing said building, nor shall Landlord, in any event, be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken. “Amount received by Landlord” shall mean that part of the award in condemnation that is free and clear to Landlord of any collection by mortgagee for the value of the diminished fee.

(c)	Termination: If more than Twenty Percent (20%) of the floor area of the building in which the Premises are located shall be taken as aforesaid, Landlord may, by written notice to Tenant, terminate this Lease, such termination to be effective as aforesaid.

(d)	Rent on Termination: If this Lease is terminated as provided in this paragraph, the Rent shall be paid up to date that possession is so taken by public authority and Landlord shall make an equitable refund of any Rent paid by Tenant in advance.

(e)	Award: Tenant shall not be entitled to and expressly waives all claim to any condemnation award for any taking, whether in whole or partial, and whether for diminution in value of the leasehold or to the fee, although Tenant shall have the right, to the extent that the same shall not reduce Landlord’s award, to claim from the condemnor, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damage to Tenant’s business, fixtures and improvements installed by Tenant as its expense.

ARTICLE IXDEFAULT

Section 9.1 Default

Landlord may, at its option, terminate this Lease, as provided below and take the action outlined in Paragraph 9.2 hereof, IF:
A.	Tenant defaults in the payment of any rentals or any other payments when due, and such default shall continue for ten (10 days after notice from Landlord to Tenant; OR

B.	Tenant defaults in fulfilling any of the other covenants or obligations of this Lease on Tenant’s part to be performed hereunder, and such default has not been cured within thirty (30) days after written notice from Landlord to Tenant specifying the nature of said default; OR

C.	The default so specified shall be of such a nature that the same cannot be reasonably cured or remedied within said thirty (30) day period, if Tenant shall not in good faith have commenced the curing or remedying of such default within such thirty (30) day period and shall not thereafter diligently proceed therewith to completion; OR

D.	At any time during the term should there be filed by or against Tenant or against any successor tenant then in possession, in any court, pursuant to any statute, either of the United State or any state, a petition:

(i)	in bankruptcy,

(ii)	alleging insolvency,

(iii)	for reorganization,

(iv)	for the appointment of a receiver or trustee,

(v)	for an arrangement under the Bankruptcy Acts, or

(vi)	if a similar type or proceeding shall be filed and any such petition or filing against Tenant has not been dismissed within a period of one hundred twenty (120) days; OR

E.	Tenant makes or proposes to make an assignment for the benefit of creditors, OR

F.	Tenant does, or permits to be done, any act which creates a mechanic’s or materialmen’s lien or claim therefore against the Premises of the Center and fails to have the same released or bonded over within thirty (30) days after receipt of a notice of the filing thereof; OR

G.	Tenant fails to furnish Landlord with a copy of any insurance policy required to be furnished by Tenant to Landlord when due, and such default shall continue for thirty (30) days after written notice from Landlord, Landlord may elect:

(i)	to terminate this Lease, or

(ii)	to assess and collect an administrative fee of Five Dollars ($5.00) for each day said policy has not been received in the office of Landlord at the close of each business day.

Section 9.2 Landlord’s Rights on Default

If the notice provided shall have been given and the term shall expire as aforesaid, Landlord may pursue any of its rights and remedies at law or in equity, including the right to terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s property and any party occupying all or any part of the Premises.

     Should Landlord elect to re-enter or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may make such alterations and repairs as may be necessary in order to relet the Premises or any part thereof, for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rentals and upon such other terms and conditions as Landlord, it its sole discretion, may deem advisable. Upon each such reletting, all rentals received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness, other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and to costs of such alterations and repairs; third, to the payment of Rent due and unpaid hereunder, the residue, if any, shall be held by Landlord and applied in payment of the future rent as the same may become due and payable hereunder. If such rentals received from such reletting during any month be less than that to be paid during the month by Tenant as set forth herein, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Landlord shall recover from Tenant all damages it may incur by reason of Tenant’s default, including the cost of recovering the Premises and, including charges equivalent to Rent reserved in this Lease, for the remainder of the stated terms, all of which amounts shall be immediately due and payable from Tenant to Landlord.

     The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or claim of injury or damage.

     In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have, in addition to any other remedies which it may have, the right to invoke any remedy allowed at law or in equity, including injunctive relief, to enforce Landlord’s rights or any of them, as if re-entry and other remedies were not herein provided for.

     In the event of any litigation arising out of a breach or the enforcement of this Lease, the prevailing party in such litigation shall be entitled to recovery of all costs, including reasonable attorneys’ fees.

     Notwithstanding anything in this Lease to the contrary, Landlord reserves all rights which any state or local laws, rules, regulations or ordinances confer upon a Landlord against a tenant in default.

Section 9.3 Non-Waiver Provisions

     The failure of Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein shall not be deemed to be a waiver of any rights or remedies that Landlord may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained except as may be expressly waived in writing.

     The maintenance of any action or proceeding to recover possession of the Premises or any installment or installments of Rent or any other monies that may be due or become due from Tenant to Landlord shall not preclude Landlord from thereafter instituting and maintaining subsequent actions or proceedings for the recovery or possession of the premises or of any other monies that may be due or become due from Tenant including all expenses, court costs and attorneys’ fees and disbursements incurred by Landlord in recovering possession of the Premises and all costs and charges for the care of the Premises while vacant. Any entry or re-entry by Landlord shall not be deemed to absolve or discharge Tenant from liability hereunder.

ARTICLE X
SECURITY DEPOSIT

Section 10.1 Security Deposit

A.	Tenant has deposited with Landlord the sum specified in Item 11 of the Definitions to be retained by Landlord without liability for interest, as security for the payment of all rent and other sums of money which shall or may be payable for the full stated term of this Lease, and any extension or renewal thereof, and for the faithful performance of all the terms of this Lease to be observed and performed by Tenant.

B.	If any of the Rent herein reserved or any other sum payable by Tenant to Landlord shall be overdue and unpaid or should Landlord make payment son behalf of Tenant, or it Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply said entire deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Rent or Additional Rent or loss or damage sustained by Landlord due to breach on the part of Tenant; and Tenant shall promptly upon demand restore said security to the original sum deposited. Within fifteen days after the end of the twenty-fourth month of the Lease Term, provided Tenant shall not be in default hereunder and shall have complied with all the terms, covenants and conditions of this Lease, return to Tenant said sum on deposit or such portion thereof then remaining on deposit with Landlord as set forth herein.

Section 10.2 Personal Property

     Landlord hereby waives any statutory lien or other interest (including any security interest) in all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises.

Section 10.3 Transfer of Deposit

     In the event of a sale or transfer of the Center or any portion thereof which includes the Premises, or in the event of the making of a lease of the Center or of any portion, or in the event of a sale or transfer of the leasehold estate under any such underlying lease, the grantor, transferor or Landlord, as the case may be, shall thereafter be entirely relieved of all terms, covenants and obligations thereafter to be performed by Landlord under this Lease to the extent of the interest or portion so sold, transferred or leased, and it shall be deemed and construed, without further agreement between the parties and the purchaser, transferee or Tenant, as the case may be, has assumed and agreed to carry out any and all covenants of Landlord hereunder; provided that (i) any amount then due and payable to Tenant or for which Landlord or the then grantor, transferor or Landlord would otherwise then be liable to pay to Tenant (it being understood that the owner of an undivided interest in the fee or any such lease shall be liable only for his or its proportionate share of such amount) shall be paid to Tenant; (ii) the interest of the grantor, transferor or Landlord, as Landlord, in any funds then in the hands of Landlord or then grantor, transferor or Landlord in which Tenant has an interest (including all security deposits), shall be turned over, subject to such interest, to the then grantee, transferee or Tenant; and (iii) notice of such sale, transfer or lease shall be delivered to Tenant.

ARTICLE XI
ADDITIONAL TENANT AGREEMENTS

Section 11.1 Mortgage Financing and Subordination

     This Lease and all of Tenant’s rights hereunder are and shall be subordinate to the present mortgage upon the Center, as well as to any existing ground lease; however, Tenant shall, upon request of either Landlord, the holder of any mortgage or Deed of Trust now or hereafter placed upon the Landlord’s interest in the Premises or future additions thereto, and to any ground lease now or hereafter affecting the Premises, execute and deliver upon demand, such further instruments subordinating this Lease to the lien of any such mortgage or mortgages, and such ground lease, provided such subordination shall be upon the express condition that this Lease shall be recognized by the mortgagees and ground lessors and that the rights of Tenant shall remain in full force and effect during the term of this Lease and any extension thereof, notwithstanding any default by the mortgagors with respect to the mortgages or any foreclosure thereof, or any default by the ground lessee, so long as Tenant shall perform all of the covenants and conditions of this Lease. Tenant agrees to execute all agreements reasonably required by Landlord’s mortgagee or ground lessor or any purchaser at a foreclosure sale or sale in lieu of foreclosure by which agreements Tenant will attorn to the mortgagee or purchaser or ground lessor.

Section 11.2 Assignment or Subletting

     All assignments of this Lease or subleases of the Premises by Tenant shall be subject to and in accordance with all of the provisions of this Section.

     Tenant may assign this Lease or sublease the Premises, in whole or in part, to a wholly-owned corporation or controlled subsidiary of Tenant or to a party other than a wholly-owned corporation or controlled subsidiary of Tenant which acquires Tenant or substantially all of Tenant’s assets. All other assignments of subleases may not be made without first having obtained the written consent of Landlord, such consent not to be unreasonably withheld or delayed. Unless otherwise agreed by Landlord in writing, no such assignment shall release Tenant from its obligations under this Lease.

     Any assignment of sublease by Tenant shall be only for the purpose specified in Section 1.4, Use of Premises, and for no other purpose, and in no event shall any assignment or sublease of the Premises release or relieve Tenant from any obligations of this Lease and said assignee or sublessee must assume Tenant’s obligations under this Lease.

     In the event that Tenant shall seek Landlord’s permission to assign this Lease or sublet the Premises, Tenant shall provide to Landlord the name, address, financial statement and business experience resume of the proposed assignee or subtenant for the three prior years and such other information concerning such proposed assignee or subtenant as Landlord may reasonably request. This information shall be in writing and shall be received by Landlord no less than thirty (30) days’prior to the effective date of the proposed assignment or sublease. It shall be a condition to any consent by Landlord to an assignment or sublease that tenant shall pay to Landlord a processing fee in the amount of One Hundred Twenty Five and No/100 ($125.00). Tenant also agrees to reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with the review and preparation of assignment or sublease-related documents. Payment of the processing fee shall be submitted along with Tenant’s request for Landlord’s consent. Any consent by Landlord to any assignment or sublease, or to the operation of a concessionaire or licensee, shall not constitute a waiver or the necessity for such consent to any subsequent assignment or sublease, or operation by a concessionaire or licensee.

     Any breach of the assignment clause by Tenant will constitute a default under the terms of this Lease and Landlord shall have all rights and remedies available to it as set forth herein.

     In the event Tenant shall sublease the entire Premises for rentals in excess of those rentals payable hereunder, Tenant shall pay to Landlord, as Additional Rent hereunder, one-half of the net amount (after out-of-pocket expenses directly related to such sublease) all such excess rentals.

     Any proposed assignee or subtenant of Tenant shall assume Tenant’s obligations hereunder and deliver to Landlord an assumption agreement in form satisfactory to Landlord no less than ten (10) days prior to the effective date of the proposed assignment.

     Notwithstanding any of the foregoing provisions, if Tenant is then in default under any of the terms of this Lease, Tenant may not assign or sublet the Premises in whole or in part.

Section 11.4 Short Form Lease

     Neither party shall record this Lease or a short form thereof without the express written consent of the other.

Section 11.5 Surrender of Premises and Holding Over

     At the expiration of the term, Tenant shall surrender the Premises in good condition, reasonable wear and tear and damage by casualty excepted, and Tenant shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Premises. Tenant shall remove all its trade fixtures and any alterations or improvements, subject to the provisions of Section 6.1, before surrendering the Premises, and shall repair, at its own expense, any damage to the Premises caused thereby. Tenant’s obligations to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease. In the event Tenant remains in possession of the Premises after the expiration of the tenancy created hereunder, whether or not with the consent or acquiescence of Landlord, and without the execution of a new lease, Tenant, at the option of Landlord, shall be deemed to be occupying the Premises as a tenant at will on a week-to-week tenancy shall be payable weekly at 150% of the Fixed Minimum Rent, and 150% of all other charges due hereunder, and it shall be subject to all the other terms, conditions, covenants, provisions and obligations of this Lease, and no extension or renewal of this Lease shall be deemed to have occurred by such holding over. Tenant’s obligations to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

Section 11.6 Estoppel Certificates

     Landlord and Tenant agree to provide one another at any time, within ten (10) days of receipt of a written request, a statement certifying that this Lease is unmodified and in full force and effect or, if there have been modifications, that same are in full force and effect as modified and stating the modifications, and the dates to which the Fixed Minimum Rent and other charges have been paid in advance, if any. It is intended that any prospective purchaser or mortgagee of the Premises may rely upon any such statement delivered pursuant to this paragraph.

Section 11.7 Delay of Possession

     If the Landlord is unable to give possession of the Premises on the date of the commencement of the aforesaid term by reason of the holding over of any prior tenant or tenants for any other reason, then an abatement or diminution of the Rent to be paid hereunder shall be allowed Tenant under such circumstances, but nothing herein shall operate to extend the term of the Lease beyond the agreed expiration date; and said abatement of Rent shall be the full extent of Landlord’s liability to Tenant for any loss or damage to Tenant on account of said delay in obtaining possession of the Premises.

Section 11.8 Compliance With Law, Waste and No Nuisances

     Tenant shall comply with all governmental laws, ordinances and regulations applicable to Tenant’s use of the Premises and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in, upon, or connected with the Premises, all at Tenant’s sole cost and expense. Tenant shall not commit, or suffer to be committed, any waste upon the Premises or any nuisance, other act, or thing which may disturb the quiet enjoyment of any other tenant in the Center in which the Premises may be located.

Section 11.9 Rules and Regulations

     Tenant’s use of the Premises shall be subject, at all times during the term of this Lease, to Landlord’s right to adopt in writing, from time to time, modify and/or rescind reasonable Rules and Regulations not in conflict with any of the express provisions hereof governing the use of the parking areas, walks, driveways, passageways, signs, exterior of the building, lighting and other matters affecting other tenants in and the general management and appearance of the Center of which the Premises are a part, but no such rule or regulation shall discriminate against Tenant. The current Rules and Regulations are attached hereto as Exhibit “C” and made a part hereof.

Section 11.10 Abandonment

     If Tenant shall permanently abandon, vacate or surrender the Premises, or be dispossessed by process of law or otherwise, any personal property belonging to Tenant left on the Premises shall, at the option of the Landlord, be deemed abandoned.

Section 11.11 Hazardous Waste

     The term “Hazardous Substances”, as used in this lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use and/or removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law”, which term shall mean any federal, state or local law or ordinance or other statute of a governmental or quasi-governmental authority relating to pollution or protection of the environment. Tenant hereby agrees that (i) no activity will be conducted on the Premises that will produce any Hazardous Substance, except for such activities that are part of the ordinary course of Tenant’s business activities that are part of the ordinary course of Tenant’s business (the “Permitted Activities”), provided said Permitted Activities are conducted in accordance with all Environments Laws and Tenant shall be responsible for obtaining any required permits and paying any fees and providing any testing required by any governmental agency; (ii) the Premises will not be used in any manner for the storage of any Hazardous Substances except for the storage of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”), provided such Permitted Materials are properly stored in a manner and location meeting all Environmental Laws; (iii) no portion of the Premises will be used as a landfill or a dump; (iv) Tenant will not install any underground tanks of any type: (v) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (vi) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials described above, and if so brought or found located thereon, the same shall be immediately removed, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. Landlord or Landlord’s representative shall have the right but not the obligation to enter the Premises for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with all Environmental Laws. Should it be determined, in Landlord’s sole opinion, that said Permitted Materials are being improperly stored, used, or disposed of, then Tenant shall immediately take such corrective action as requested by Landlord. Should Tenant fail to promptly take such corrective action, Landlord shall have the right to perform such work, and Tenant shall promptly reimburse Landlord for any and all costs associated with said work. If, at any time during or after the term of this Lease, the Premises are found to be so contaminated or subject to said condition as a result of Tenant’s actions or inactions, Tenant shall diligently institute proper and thorough cleanup procedures at Tenant’s sole cost, and Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of Premises by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease.

ARTICLE XII
MISCELLANEOUS PROVISIONS

Section 12.1 Notices

     Whenever notice shall or may be given to either of the parties by the other, such notice shall be in writing and be either delivered in person or sent by registered or certified mail, with return receipt requested.

     Notice to Landlord shall be sent to the address specified in Item 14 of the Definitions.

     Notice to Tenant shall be sent to the address specified in Item 14 of the Definitions.

     If by mail, any notice under this Lease shall be deemed to have been given at the time it is received by the addressee.

Section 12.2 Modification; Binding Agreement; Entire Agreement

     This Lease contains all of the agreements between the parties hereto, and it may not be modified in any manner other than by agreement in writing signed by all parties hereto or their successors in interest. The terms, covenants and conditions contained herein shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, successors and assigns, except as may be otherwise expressly provided in this Lease. This Lease, together with all exhibits thereto constitutes the entire agreement between the parties concerning the leasing of space in the Center and supersedes all prior agreements relating thereto.

Section 12.3 Provisions Severable

     If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be illegal, invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held illegal, invalid or unenforceable shall not be affected hereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 12.4 Captions

     The captions contained herein are for convenience and reference only and shall not be deemed as part of this Lease or construed as in any manner limiting or amplifying the terms and provisions of this Lease to which they relate.

Section 12.5 Relationship of the parties

     Nothing herein contained shall be deemed or construed as creating the relationship of principal and agent or of partnership or joint venture between the parties hereto; it being understood and agreed that neither the method of computing rent nor any other provision contained herein nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than that of Landlord and Tenant.

Section 12.6 Accord and Satisfaction

     No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided for in this Lease or available at law or in equity.

Section 12.7 Broker’s Commission

     Except as described in the Addendum, Tenant warrants that there are no claims for broker’s commissions or finder’s fees attributable to Tenant in connection with its execution of this Lease and agrees to indemnify and save Landlord harmless from any liability that may arise from such claim, including reasonable attorneys’fees.

Section 12.8 Due Authorization; Corporate Status

     In the event this Lease is signed on behalf of Tenant by a person in a representative capacity, each person or persons signing in such capacity represents and warrants to the Landlord and its successors and assigns that:

a. the execution and delivery of this Lease has been duly and validly authorized and all requisite actions have been taken to make it valid and binding on the Tenant;

b. the Tenant will, on the date of the commencement of this Lease, be duly organized, validly existing and in good standing in the state of its organization and entitled to conduct its business in the state where the Premises are located.

     If Tenant is a corporation, Tenant’s corporate status shall continuously be in good standing and active and current with the state of its incorporation and the state in which the Center is located at the time of execution of the Lease and Tenant shall keep its corporate status active and current throughout the term of the Lease or any extensions or renewals.

Section 12.9 Substitution of Premises

     Landlord shall have no right, after the date of execution of this Lease, to substitute for the Premises any other premises in the building.

Section 12.10 Certain Rights Reserved to Landlord

     Landlord reserves and may exercise the following rights without affecting Tenant’s obligations hereunder:

     a. to change:

1.	the name of the property;

2.	the street address if so directed by the appropriate governmental authority;

3.	the suite numbers of the building (landlord to pay for all reasonable costs associated with such change).

     b. to install or maintain a sign or signs on the exterior of the building

Section 12.11 Covenant of Quiet Enjoyment.

     Subject to the provisions of Sections 8.1 and 8.2 of this Lease, provided Tenant pay the Rent and other charges provided herein and complies with the terms of this Lease, its quiet enjoyment of the Premises during the Lease Term shall not be disrupted.

EXECUTED BY LANDLORD, this 12th day of July , 2000.

LANDLORD:  RBP, LLC an Alabama Limited Liability Company
By:  Engel Realty Company, Inc., It’s Managing Member

By:  /s/ William E. Coleman

Its: President

EXECUTED BY TENANT, this 12th day of July, 2000.

TENANT:  BioCryst Pharmaceuticals, Inc.

By:  /s/ W.Randall Pittman

Title: Chief Financial Officer

EXHIBITS:

The exhibits listed hereunder and attached to this Lease are incorporated and made a part hereof by reference:

Exhibit A - Legal Description (not included)
Exhibit B - Site Plan (not included)
Exhibit C - Rules and Regulations
Exhibit D - Addendum to Lease
Exhibit E - Tenant Improvements and Leasing Commissions

“EXHIBIT C” Rules And Regulations

1.	The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not b obstructed or encumbered by any Tenant or used for any purpose other than ingress and egress to and from the Premises.

2.	No awnings or other projections shall be attached to the outside walls of the Center without the prior written consent of the Landlord. No curtains, blinds, shades or screens shall be attached to, hung in or used in connection with any window or door of the Premises without the prior written consent of the Landlord. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be quality type, design and color, and attached in the manner approved by the Landlord.

3.	No sign advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside or inside of the premises or Center without the prior written consent of the Landlord. In the event of the violation of the foregoing by any Tenant, the Landlord may remove such violation of this rule at the expense of Tenant. Exterior signs at front doors shall be inscribed, painted or affixed at the Tenant’s expense and shall be of a size, color and style acceptable to the Landlord. Landlord reserves the right to install and maintain a sign of signs on the exterior of the Center.

4.	The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Center shall not be covered or obstructed by any Tenant, nor shall any bottles, parcels or other articles be placed on the window ledges.

5.	No showcase or other articles shall be put in front or affixed on any part of the exterior of the Center nor placed in the halls, corridors or vestibules, without the prior written consent of the Landlord.

6.	The water, wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags or other substance shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant who, or whose servants, employees or agents, shall have caused the same.

7.	No Tenant shall mark, paint, drill into or in any way deface any part of the Premises or the Center of which they form a part. No boring, cutting or stringing of wires shall be permitted except with the prior written consent of Landlord as it may direct. No Tenant shall lay linoleum or other similar floor covering, so that the same shall come in direct contact with the floor of the Premises, and if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other similar material soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

8.	No bicycles, baby carriages, vehicles, birds, or animals of any kind shall be brought into or kept in or about the Premises, and no cooking shall be done or permitted by any Tenant in the Premises. However, this does not prevent Tenant from having coffee, soft drinks, candy and other items for use of Tenant’s employees, servants, agents or visitors. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeates from the Premises.

9.	No space in the Center shall be used for manufacturing or for the sale of property of any kind at auction.

10.	No Tenant shall make or permit to be made, any disturbing noises or disturb or interfere with occupants of the Center or neighboring buildings or premises of those having business with them. No Tenant shall throw anything out the doors, windows or skylights, or down the passageways.

11.	No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written approval of Landlord, which approval shall not be unreasonably withheld. Tenant shall be supplied, free of charge, with two keys for each door on the Premises. Each Tenant must, upon the termination of his tenancy, restore to the Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by such Tenant.

12.	All removals of the carrying in or out of any safes, freight furniture or bulky matter of any description must take place during the hours which the Landlord or agent may determine from time to time. The Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch plank strips to distribute the weight. The moving of safes with other fixtures or bulky matter of any kind must be made with previous notice to the Landlord and under his supervision. Tenant agrees not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was (and is) designed to carry and which is allowed by law. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient, in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance.

13.	No Tenant shall occupy or permit any portion of the Premises leased to him to be occupied as an office for a public stenographer or a public typist, for the manufacture or sale of liquor, narcotics, dope or tobacco in any form, as a barber or manicure shop, or as an employment bureau.

14.	No Tenant shall open, or permit windows in the Premises to be opened at any time.

15.	The Premises shall not be used for lodging or sleeping, or for any immoral or illegal purposes.

16.	The requirements of Tenants will be attended to only upon application to the office of the Center. Employees shall not perform any work or do anything outside their regular duties unless under special instructions from the office of the Landlord.

17.	Canvassing, soliciting and peddling in the Center are prohibited and each Tenant shall cooperate to prevent the same.

“EXHIBIT D” ADDENDUM TO LEASE

1.	Fixed Minimum Rent Payment: Tenant agrees to pay Fixed Minimum Rent in the following amounts:

July 1, 2000 - June 30, 2001 : $32,179.58/month
July 1, 2001 - June 30, 2002      :      $33,144.97/month
July 1, 2002 - June 30, 2003      :      $34,139.32/month
July 1, 2003 - June 30, 2004      :      $35,163.50/month
July 1, 2004 - June 30, 2005      :      $36,218.40/month
July 1, 2005 - June 30, 2006      :      $37,304.96/month
July 1, 2006 - June 30, 2007      :      $38,424.11/month
July 1, 2007 - June 30, 2008      :      $39,576.83/month
July 1, 2008 - June 30, 2009      :      $40,764.13/month
July 1, 2009 - June 30, 2010 : $41,987.06/month

2.	Tenant Improvements: Tenant is in the process of making certain improvements to the Premises. All such improvement constructed by Tenant shall be done in a first-class, workmanlike manner.

General Contractor:

(a) Landlord has approved Tenant’s plans and the selection of Golden & Associates Construction as the general contractor to complete Tenant Improvements in accordance with the approved plans and specifications.

(b) Tenant and/or Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required to be maintained by Tenant pursuant to this Lease, the following types of insurance and the following minimum amounts naming Landlord as an additional insured.

(i) Workmen’s compensation coverage with limits of at least $500,000.00 for the employer’s liability coverage thereunder or statutory limits.

(ii) Builder’s Risk-Completed Value fire and extended coverage covering damage to the construction and improvements to be made by Tenant in amounts at least equal to the estimated completed cost of said construction and improvements.

Original or duplicate policies for all of the foregoing insurance have been delivered to Landlord. In all other respects the insurance covering above-mentioned shall comply with the provisions of the Lease.

(c) Tenant hereby assumes any and all liability including any arising out of statutory or common law for any and all injuries to or death of any and all persons, including Tenant’s contractors and subcontractors and their employees and any liability for any and all damage to property caused by, or resulting from, or arising out of any act or omission on the part of the Tenant, its contractors and its or their subcontractors or employees in the performance of Tenant’s work and agrees to defend indemnify and save harmless Landlord from and against all damages, costs, liabilities, losses and/or expenses (including legal fees and expenses which Landlord may incur, suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries, death and/or damage. Tenant agrees to insure the foregoing assumed contractual liability and deliver to Landlord evidence that it has obtained said contractual liability coverage.

(d) If, because of any act or omission (or alleged act or omission) of Tenant, any mechanics or other lien, charge, order or encumbrance is valid or enforceable as such shall be filed against the Premises or the Center, Tenant shall, at its costs and expense, cause same to be discharged of record or bonded within ten (10) days after notice to Tenant of the filing thereof; and Tenant shall indemnify and save harmless Landlord against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable attorneys’ fees resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the option of discharging or bonding any such lien, charge, order or encumbrance, and Tenant agrees to reimburse Landlord for all costs, expenses and other sums of money in connection therewith (as additional rental). All materialmen, contractors, artisans, mechanics or laborers and any other persons now or hereafter contracting with Tenant for the furnishing of labor, services, materials, supplies or equipment with respect to any portion of the demised Premises at any time from the date thereof until the end of the Term, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for same. Landlord shall not perform any work for Tenant without written authorization by Tenant together with payment by Tenant in advance for such work.

(e) It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to maintain continuous protection of the Premises in the Building.

(f) Contractors and/or subcontractors participating in the Tenant Improvements shall be required to remove and dispose of as necessary or as Landlord may direct, all debris, rubbish of whatever kind remaining in the Building or in proximity thereto which was brought in or created by the performance of the Tenant Improvements. If at any time Tenant’s contractors and/or subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials or temporary structures within 24 hours after written notice to Tenant, Landlord may remove the same at Tenant’s expense.

(g) Each of the contractors and/or subcontractors participating in the Tenant Improvements shall guarantee in writing that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion and acceptance thereof. Tenant shall require and furnish Landlord evidence that any such contractors and/or subcontractors shall be responsible for the replacement or repair without additional charge to Landlord of any and all work done or furnished by or through such contractors and/or subcontractors which becomes defective within one (1) year after completion, or such longer period as may be specified in any contract for construction. Replacement or repair of such work shall include without additional charge to Landlord all expenses and damages in connection with such removal, replacement of all or any part of the work or any part of the Building which may be damaged or disturbed thereby. All warranties or guarantees as to materials or workmanship or their respect to Tenant’s work shall be contained in the contract or subcontract shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and may be directly enforced by either of them.

Landlord Contribution: Landlord does hereby grant to Tenant an allowance of Nine and 00/100 Dollars ($9.00) per square foot of floor area in the Demised Premises (said amount herein referred to as the “Landlord’s Contribution”) to be paid by Landlord to Tenant toward the completion of the Tenant Improvements as contained in this Lease. Landlord shall pay Tenant upon completion of Tenant Improvements, but no later than August 31, 2000, upon receipt of documentation of the total cost of the Tenant Improvements which has been projected to be approximately $1.5 million.

3.	Expansion: Tenant shall be granted an option to expand into approximately 10,800 s.f. located at 2192 Suite G and 7,200 s.f. located at 2192 Suite F (Expansion Area). Expiration and Tenant’s written notification date are shown below:

Suite #	Current Lease Expiration	Tenant’s Written Notification Date
2192-F	May 31, 2002	August 31, 2001
2192-G	October 31, 2002	January 31, 2002

Upon Landlord acceptance of Tenant’s written notification for its desire to expand on or before the dates set forth above, Landlord agrees to use commercially reasonable efforts to deliver the Expansion Area to Tenant on the expiration of the current lease term as set forth above. Within 30 days after occupancy of either of the Expansion Areas, Landlord agree to provide Tenant with a $2.50 per square foot allowance toward the cost of making tenant improvements in the Expansion Area and Tenant shall receive two (2) months free rent for each Expansion Area. The fixed minimum rent of the Expansion Area shall commence at $8.17 per square foot and shall escalate three percent (3%) annually over the previous years rental. The Expansion Area’s lease term shall expire concurrently with the term of the Lease on June 30, 2010. All other terms and conditions contained in the Lease shall apply to the Expansion Area.

4.	Option to Renew: Provided Tenant is not then in default under the terms of the Lease, Tenant shall have a one (1) option to renew the Lease for an additional term of five (5) years upon giving written notice to Landlord at least nine (9) months prior to June 30, 2010, such renewal to be upon the existing terms and conditions contained in the Lease at a mutually agreed upon rental rate. If a mutually agreed upon rental rate is not agreed within six (6) months of the lease expiration of June 30, 2010 the option to renew shall become null and void and the Lease shall terminate on June 30, 2010. In the event Tenant exercises said option, Landlord shall professionally clean the floors and repaint the walls with material equivalent in quality and quantity to those installed or used in the initial Tenant finish. At Tenant’s option, Landlord shall reimburse Tenant the cost to professionally clean the floors and repaint the walls, in lieu of performance of such work on Tenant’s behalf.

5.	Early Termination: Provided Tenant is not then in default, Tenant shall have the one time right to terminate the lease on June 30, 2008 by paying to Landlord the unamortized portion of the tenant improvements allowance and leasing commission costs associated with this Lease, as such amount is determined in accordance with Exhibit E, ( “Early Termination Fee” ). Said tenant improvement allowance and leasing commission costs ( “Expansion Costs” ) shall be calculated by a level amortization over the ten (10) year primary term. Tenant must notify Landlord in writing of its intent to terminate the Lease not less than two hundred seventy (270) days prior to June 30, 2008.

6.	Lease Commission: Landlord agrees to compensate Corporate Realty Associates, Inc., as Tenant’s broker, a lease commission in the amount of two percent (2%) of the gross lease value for 50,150 s.f. less the remaining value of Tenant just terminated lease dated January 17, 1992. Landlord shall pay this lease commission upon receipt of Tenant’s first month’s rent under the Lease.

7.	Additional Security: In addition to all Landlord’s liens provided by law of the State of Alabama, Tenant shall collaterally assign to Landlord, as additional security for the payment of rent, and performance of other obligations undertaken by Tenant in this lease, United States Treasury securities with a market value of not less than Five Hundred Twenty Thousand and No/100 Dollars ($520,000). The Treasury Securities shall be deposited in an escrow account at __________________ pursuant to the terms of a mutually acceptable escrow agreement. Provided Tenant is not in default under this lease, Landlord shall release from escrow at the end of each lease year a portion of said United States Treasury securities so long as the remaining securities have a then current market value of no less than as follows:

Lease Year	Market Value
July 1, 2000 - June 30, 2001	$520,000.00
July 1, 2001 - June 30, 2002	$455,000.00
July 1, 2002 - June 30, 2003	$390,000.00
July 1, 2003 - June 30, 2004	$325,000.00
July 1, 2004 - June 30, 2005	$260,000.00
July 1, 2005 - June 30, 2006	$195,000.00
July 1, 2006 - June 30, 2007	$130,000.00
July 1, 2007 - June 30, 2008	$65,000.00
July 1, 2008 - June 30, 2009	-0-

The form and substance of said escrow agreement must be acceptable in every respect to Landlord and Landlord’s attorney. Tenant recognizes that Landlord intents to assign its rights in and to the proceeds of the escrow account as additional collateral to a lending institution to collaterize a loan to enable Landlord to obtain the funds required to be made available to Tenant by Landlord relating to this Lease. Tenant shall co-operate with Landlord’s lender to enable it to receive an appropriate assignment of Landlord’s interest in such escrow account.

In the event of a sale or transfer of the Center or any portion thereof that includes the Premises, Landlord shall assign its rights in the escrow account to the purchaser and thereafter be entirely relieved of any obligation to return the proceeds of such account to Tenant.

8.	Non-Disturbance: Tenant shall receive non-disturbance agreements from present or any future mortgagees or holders of other superior interests, if any.

9.	Signage: Landlord shall permit Tenant to install a monument sign on the property at a location to be designated by Landlord. Said signage shall conform to City of Hoover and the Riverchase Architectural Committee and shall be the sole cost and expense of Tenant.

10.	Pest Control: Landlord agrees to maintain a service contract for termite treatment to 2190/2192 Riverchase Business Park throughout its lease term. Landlord will use its best commercially reasonable efforts to remedy any termite infestation within twenty four (24) hours of notification by Tenant.

11.	Exterior Lighting: Landlord, at its sole cost and expense, shall install additional exterior lighting in the parking areas. Tenant requests Landlord to present the upgraded plan for exterior lighting to Tenant for its review prior to seeking approval from the Riverchase Architectural Committee, if required.

12.	Suite K: Landlord agrees, at its sole cost and expense, to repair the following items located in Suite K consisting of 7,200 square feet:

i)	Reinstall a portion of the concrete floor located in the front left portion (22 ft. by 33 ft.). Estimated cost of $4,038.00

ii)	Recaulk, as needed, the joints of the concrete, tilt-up, exterior wall panels. Estimated cost $344.00

iii)	Remove two vents that penetrate the roof and install roof caps, Estimated cost $1,785.00.

“EXHIBIT E”

Tenant Improvements and Leasing Commissions

Lease	Size	Tenant Improvement Allowance	Leasing Commissions

Current Lease	50,150 s.f.	$451,350.00	$141,493.50
Expansion - 2192 F 1)	7,200 s.f.	$18,000.00	$10,677.36
Expansion - 2192 G 1)	10,800 s.f.	$27,000.00	$14,667.30

1) Expansion Costs will not be included in the Early Termination Fee in the event Tenant does not exercise its option to expand as contained in Exhibit D, Paragraph Three (3).